Exhibit 99.1

17-00X

McDermott Signs Strategic Memorandum of Understanding to

Construct Offshore Production Solutions in Saudi Arabia

•	Strategic long-term plan expands McDermott’s capabilities and capacity to service its growing Middle East and other regional markets

•	Phased approach includes building state-of-the-art, technologically advanced fabrication facilities with increased automation and a new marine base

•	Saudi Arabia’s talented workforce combined with McDermott’s world-class training programs will further enhance McDermott’s Middle East operations

HOUSTON, March 8, 2017 – McDermott International, Inc. (NYSE:MDR) announced today it plans to construct offshore production solutions in Saudi Arabia. McDermott signed a memorandum of understanding with Saudi Aramco for a long-term land lease at the new maritime facility at Ras Al Khair in Saudi Arabia, currently being developed by Saudi Aramco.

With a long-term phased approach, McDermott plans to build a new fabrication and marine complex expected to use state-of-the-art facilities, increased automation and an optimized layout to increase McDermott’s abilities to service its growing Middle East and Caspian markets.

“We are excited about this strategic move and believe it expands and strengthens our ability to service all our growing Middle East markets and our decades-long leadership position with Saudi Aramco and in the Middle East,” said David Dickson, McDermott’s President and Chief Executive Officer. “When we look at our next 50 years of business in the Middle East, we see strong benefits to moving our business operations to Saudi Arabia, including the opportunity to modernize our facilities, move closer to Saudi Aramco and other key customers in the region as well as provide McDermott’s world-class training programs to Saudi Arabia’s talented workforce to further enhance McDermott’s Middle East operations.”

McDermott expects to expand its capabilities and capacity in the region to serve its customers in offshore and subsea markets throughout the Middle East, Caspian and other markets in the Eastern Mediterranean Sea and offshore India and East Africa. The future fabrication facility at Ras Al Khair is expected to provide up to 16-million manhours of capacity, up from 8-million manhours at McDermott’s current Jebel Ali facilities, with a gradual transition from McDermott’s operations in Jebel Ali expected by the mid-2020s.

The move also demonstrates McDermott’s support of Saudi Arabia’s Vision 2030 and Saudi Aramco’s In-Kingdom Total Value Add (IKTVA) program. The IKTVA program intends to expand KSA-based business operations to help drive domestic value creation and maximize long-term economic growth, diversification, job creation and workforce development, to support a rapidly changing Saudi economy.

For more information about the MOU, visit the Investors page of McDermott’s website at www.mcdermott.com.

About McDermott

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex offshore and subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our customers include national and major energy companies. Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 12,400 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923. As used in this press release, McDermott includes McDermott International, Inc. and its subsidiaries and affiliates. To learn more, visit our website at www.mcdermott.com.

Forward-Looking Statement

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include, among other things, statements about: the details regarding the transactions contemplated by the MOU; the three bullet point statements at the beginning of this press release and the expected benefits to be derived from those transactions (including the expansion and strengthening of its ability to service its growing Middle East and Caspian markets, the modernization of its Middle East facilities and ability to recruit from Saudi Arabia’s talented workforce); and the timing and results of the development of the new fabrication yard and marine base at Ras Al Khair and the transition of McDermott’s Middle East operations from Jebel Ali. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: our inability to agree with Aramco and other third parties on the contractual arrangements referred to in this press release, the effects of competition, actions of third parties and changes in conditions and other factors affecting our industry. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2016. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDermott International, Inc.

Investor Relations

Kathy Murray

Vice President, Treasurer and Investor Relations

+1 281.870.5147

kamurray@mcdermott.com

Media Relations

Adam Morgan

Director, Global Communications

+1 281.253.9005

amorgan@mcdermott.com